EXHIBIT 11


                 Statement re: Computation of per share earnings


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                                   EXHIBIT 11

                       MEDIQ INCORPORATED AND SUBSIDIARIES

                   Computation of Net Income Per Common Share
                     (in thousands except per share amounts)


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

                                                              Year Ended September 30,
                                                     -------------------------------------------

                                                       1997              1996             1995
                                                     -------           -------          ------
Computation of Primary Earnings Per Share:
         Net Income (Loss)                           $ 24,663          $(15,704)        $ (4,947)
                                                     ========          ========         ========

Weighted Average Number of Primary Shares:
                  Beginning Balance                    25,297            24,578           24,174
                  Assumed Conversion of Options           663               389              431
                                                     --------          --------         --------

                           Total                       25,960            24,967           24,605
                                                     ========          ========         ========

Primary Income (Loss) Per Share                      $    .95          $   (.63)        $   (.20)
                                                     ========          ========         ========







Computation of Fully Diluted Earnings Per Share:
         Net Income (Loss)                           $ 24,663          $(15,704)        $ (4,947)
         Interest and Amortization on Convertible
          Subordinated Debentures - Net of Tax             --             1,697            2,317
                                                     --------          --------         --------
                  Total                              $ 24,663          $(14,007)        $ (2,630)
                                                     ========          ========         ========


Weighted Average Number of Fully Diluted Shares:
         Beginning Balance                             25,297            24,578           24,174
         Assumed Conversion of Options                    743               426              445
         Assumed Conversion of Debentures                  --             3,897            6,897
                                                     --------          --------         --------

                  Total                                26,040            28,901           31,516
                                                     ========          ========         ========


Fully Diluted Income (Loss) Per Share                $    .95          $   (.48)        $   (.08)
                                                     ========          ========         ========
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